Exhibit 99.1

For Release:	April 21, 2005

Media Contact:	Bethany Sherman, NASDAQ
212.401.8714

Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES FIRST QUARTER 2005 RESULTS

- Net Income Increases 176.1%, Total Expenses Reduced 13.6%, from Prior Year –

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), today reported net income of $12.7 million or $0.14 per basic share and $0.13 per diluted share for the first quarter 2005, an increase of $8.1 million when compared to net income of $4.6 million or $0.02 per diluted share for the first quarter of 2004, and an increase of 71.6% from net income of $7.4 million or $0.02 per diluted share for the fourth quarter 2004.

Gross margin, which represents total revenues less cost of revenues, was $126.3 million for the first quarter 2005, a decrease of 1.6% from $128.4 million in the year ago period, but an increase of 4.0% from $121.4 million in the fourth quarter 2004.

Included in first quarter 2005 total expenses are $7.5 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. The impact of these expenses on net income was $4.5 million or $0.05 per basic and diluted share.

NASDAQ’s Chief Executive Officer, Robert Greifeld, commented, “This was a solid quarter for NASDAQ on a number of fronts. Our improved earnings clearly demonstrate our ability to leverage efficiencies gained from our cost reduction program. We welcomed the merged Sears Holdings Corporation as a listed company, reinforcing the list of innovative retailers listed on NASDAQ. We signed a cooperation agreement with leading Russian stock exchanges as part of our ongoing efforts to increase international listings in important developing markets. Within our Market Center we expanded functionality by adding a new anonymous routing service to trade exchange-listed securities and expect to launch the service this month. Finally, we listed our shares on NASDAQ’s National Market and broadened our investor base through a successful secondary offering. Our strategy for 2005 remains focused on leveraging our unique market position to develop the untapped potential in our diverse revenue streams and execute on our cost reduction plan.”

Charges Associated with Cost Reduction Program

Included in total expenses for the first quarter 2005 are pre-tax charges of $7.5 million as part of NASDAQ’s continuing efforts to reduce operating expenses and improve the efficiency of its operations:

•	Real Estate – NASDAQ took charges of $3.3 million in the quarter as part of its real estate consolidation plans, including accelerated depreciation on data center and other assets.

•	Technology Review – NASDAQ took charges of $3.8 million in the quarter associated with its technology review, in which it changed the estimated useful life of certain assets as it migrates to lower cost operating platforms and processes.

•	Severance – NASDAQ took $0.4 million in severance charges in the quarter.

2005 Outlook

NASDAQ has revised its expectation of the following results for the full-year 2005:

•	Net income in the range of $38.0 million to $44.0 million for the year, or approximately $0.38 to $0.46 per basic share, including the impact of charges associated with NASDAQ’s cost reduction program, noted below.

•	Gross margin in the range of $480.0 million to $490.0 million.

•	Total expenses are projected to decline to a range of $408.0 million to $418.0 million.

•	Included in 2005 total expense projections are approximately $22.0 million to $25.0 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. These charges include:

•	Approximately $12.0 million to $13.0 million in depreciation associated with NASDAQ’s decision to migrate to less expensive technology operating platforms

•	Approximately $8.0 million to $9.0 million in depreciation and non-cash charges related to NASDAQ’s plans to exit certain real estate facilities

•	Approximately $2.0 million to $3.0 million in severance expenses associated with NASDAQ’s plans for work force reductions.

The impact of these charges is expected to be in the range of $0.17 to $0.19 per basic share for the year.

NASDAQ’s Chief Financial Officer, David Warren, commented: “First quarter results demonstrate the effectiveness of our cost reduction program in improving operating leverage and driving net income. We remain on plan with this effort, and are executing well in all identified areas to remove costs, streamline processes, and improve productivity. We continue to expect that charges associated with our cost reduction program will decrease over the next three years, and remain comfortable with our forward-looking guidance.”

Q1 Financial Review

Total Revenues and Gross Margin – Total revenues in first quarter 2005 increased 40.3% to $180.2 million from $128.4 million in the year-ago quarter and increased 7.2% from $168.1 million in the fourth quarter of 2004. Beginning with third quarter 2004 results, NASDAQ began reporting cost of revenues and gross margin associated with Brut, LLC operations; NASDAQ’s other execution revenues will continue to be reported on a net basis. Gross margin, which represents total revenues less the cost of revenues related to Brut, was $126.3 million for the first quarter versus $128.4 million in the year ago period and $121.4 million in fourth quarter 2004.

•	Market Services – Gross margin, representing revenues less cost of revenues, decreased 6.4% to $71.2 million from $76.1 million in the year-ago period and increased 2.4% or $1.7 million from the prior quarter. Of this, NASDAQ Market Center gross margin decreased 16.7% to $42.0 million from $50.4 million in the year-ago quarter and decreased 2.6% from $43.1 million last quarter driven by fee reductions for the NASDAQ Market Center introduced in 2004 and a decline in the subscriber base for Access Services legacy products, support for which is being discontinued. Somewhat offsetting these declines are higher revenues related to increased transaction volume resulting from the Brut acquisition. Market Services Subscriptions revenues, net of revenue sharing plans and rebates, increased 5.5% to $24.8 million from $23.5 million in the year-ago quarter and increased 9.3% from $22.7 million last quarter due to less revenue sharing under NASDAQ general revenue sharing program, offset to some extent by increased sharing under the Unlisted Trading Privileges (“UTP”) plan.

•

Issuer Services – Revenues increased 5.0% to $54.9 million from $52.3 million from the year-ago period and increased 5.8% from $51.9 million in the prior quarter. Of this, Corporate Client Group revenues increased 11.6% to $45.2 million from $40.5 million in the year-ago quarter and increased 6.9% from $42.3 million in the prior quarter due to an increase in annual fees for listed companies. NASDAQ Financial

Products revenues decreased 17.8% to $9.7 million from $11.8 million in the year-ago quarter and increased 1.0% from $9.6 million in the prior quarter. The year-over-year decrease resulted primarily from reduced licensing revenues related to the NASDAQ-100 Index Tracking Stock (“QQQ”) moving its’ listing to NASDAQ. The quarter-to-quarter increase resulted from higher revenues associated with the NASDAQ-100 linked financial products.

Total Expenses – Total expenses decreased 13.6% to $103.5 million from $119.8 million in the year-ago quarter and decreased 14.7% from the prior quarter. Expense reductions when compared to both periods are being driven by NASDAQ’s Cost Reduction Program.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,250 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock market, Inc. (“NASDAQ”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Revenues
Market Services	$125.1	$116.2	$76.1
Issuer Services	54.9	51.9	52.3
Other	0.2	—	—

Total revenues	180.2	168.1	128.4
Cost of revenues	(53.9)	(46.7)	—

Gross margin	126.3	121.4	128.4

Expenses
Compensation and benefits	37.3	35.7	37.4
Marketing and advertising	1.3	3.8	2.6
Depreciation and amortization	18.2	21.3	19.6
Professional and contract services	7.0	7.1	5.2
Computer operations and data communications	16.2	17.7	31.2
Provision for bad debts	0.6	(0.2)	0.1
Occupancy	7.1	7.4	7.3
General and administrative	5.4	17.3	5.0

Total direct expenses	93.1	110.1	108.4
Support costs from related parties, net	10.4	11.3	11.4

Total expenses	103.5	121.4	119.8

Operating income	22.8	—	8.6
Interest income	1.4	1.2	1.4
Interest expense	(2.9)	(2.9)	(2.9)

Pre-tax operating income (loss) from continuing operations	21.3	(1.7)	7.1
Income tax provision	8.6	0.5	2.5

Net income (loss) from continuing operations	$12.7	$(2.2)	$4.6
Net income from discontinued operations, net of tax	—	9.6	—

Net income	$12.7	$7.4	$4.6

Net income applicable to common stockholders:
Net income	$12.7	$7.4	$4.6
Preferred stock:
Dividends declared	(1.0)	(1.0)	(2.8)
Accretion of preferred stock	(0.9)	(0.9)	—
Loss on exchange of securities	—	(3.9)	—

Net income applicable to common stockholders	$10.8	$1.6	$1.8

Basic and diluted net earnings (loss) per share:
Basic net earnings (loss) per share:
Continuing operations	$0.14	$(0.10)	$0.02
Discontinued operations	—	0.12	—

Total basic net earnings per share	$0.14	$0.02	$0.02

Diluted net earnings (loss) per share:
Continuing operations	$0.13	$(0.10)	$0.02
Discontinued operations	—	0.12	—

Total diluted net earnings per share	$0.13	$0.02	$0.02

Weighted average common shares outstanding for net earnings per share:
Basic	79.0	78.8	78.5
Diluted	92.6	79.3	79.3

Other Drivers
Average daily share volume (in billions)	2.0	1.9	2.0
NASDAQ market share	29.4%	28.5%	15.3%
Percentage of share volume reported to NASDAQ’s systems	54.9%	57.1%	50.6%
NASDAQ UTP market share	48.5%	49.9%	43.1%

Initial Public Offerings	20	43	26
Secondary Offerings	45	52	76
Number of Listed Companies	3,248	3,271	3,311

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$84.0	$58.2
Investments:
Available-for-sale, at fair value	231.0	174.9
Held-to-maturity, at amortized cost	30.6	28.6
Receivables, net	108.0	104.3
Receivables from related parties	—	3.2
Deferred tax asset	22.7	24.2
Other current assets	19.3	12.8

Total current assets	495.6	406.2
Investments:
Held-to-maturity, at amortized cost	—	2.0
Property and equipment:
Land, buildings and improvements	97.0	97.3
Data processing equipment and software	214.5	205.3
Furniture, equipment and leasehold improvements	127.4	140.0

	438.9	442.6
Less accumulated depreciation and amortization	(276.8)	(268.8)

Total property and equipment, net	162.1	173.8
Non-current deferred tax asset	46.3	48.8
Goodwill	142.0	141.4
Intangible assets, net	40.5	40.8
Other assets	1.0	1.8

Total assets	$887.5	$814.8

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$42.8	$40.2
Accrued personnel costs	19.5	49.4
Deferred revenue	143.2	59.5
Other accrued liabilities	49.8	42.5
Payables to related parties	20.6	16.7

Total current liabilities	275.9	208.3
Senior notes	25.0	25.0
Subordinated notes	240.0	240.0
Accrued pension costs	27.4	25.7
Non-current deferred tax liability	25.2	29.5
Non-current deferred revenue	89.8	89.8
Other liabilities	35.6	39.9

Total liabilities	718.9	658.2

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series B and C	131.1	130.1
Additional paid-in capital	356.2	356.0
Common stock in treasury, at cost	(661.4)	(662.0)
Accumulated other comprehensive loss	(1.6)	(1.1)
Deferred stock compensation	(1.8)	(1.0)
Common stock issuable	3.3	2.6
Retained earnings	341.5	330.7

Total stockholders’ equity	168.6	156.6

Total liabilities and stockholders’ equity	$887.5	$814.8